Exhibit 99.1

May 8, 2019

RAVE Restaurant Group, Inc. Reports Third Quarter
Fiscal 2019 Financial Results

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the third quarter of fiscal 2019 ended March 24, 2019.

Third Quarter Highlights:

•	Total revenue increased by $0.4 million to $3.1 million for the third quarter of fiscal 2019 compared to $2.7 million for the same period of the prior year.
•	RAVE total comparable store domestic retail sales increased 1.1% in the third quarter of fiscal 2019 compared to the same period of the prior year.
•
Pizza Inn domestic comparable store retail sales increased 3.3% in the third quarter of fiscal 2019 compared to the same period of the prior year, while total Pizza Inn domestic retail sales increased 4.3%.

•
Pie Five comparable store retail sales decreased 4.4% in the third quarter of fiscal 2019 compared to the same period of the prior year, while total system-wide Pie Five retail sales decreased 18.1% primarily due to a decrease in average units open during the quarter.

•	The Company recorded a net loss of $0.3 million for the third quarter of fiscal 2019 compared to a net loss of $0.5 million for the same period of the prior year.
•	On a fully diluted basis, the Company had a net loss of $0.02 per share for the third quarter of fiscal 2019 compared to a net loss of $0.03 per share for the same period of the prior year.
•	Adjusted EBITDA of $0.4 million for the third quarter of fiscal 2019 increased $0.6 million from the same period of the prior year.
•	Cash and cash equivalents increased to $1.9 million as of the end of the quarter, a $0.5 million increase during the first nine months of the 2019 fiscal year.
•	Pizza Inn domestic unit count including PIE finished at 156
•	Pizza Inn international unit count finished at 48.
•	Pie Five domestic unit count finished at 61.

“Our third quarter results are another indication of progress for RAVE,” said Scott Crane, Chief Executive Officer for RAVE Restaurant Group, Inc. “This quarter, we continued the trend of positive same store sales and also made key investments in international operations and development resources that should accelerate the growth for Pizza Inn, Pie Five, and PIE – both domestically and internationally – in the coming quarters.”

Third Quarter and Year to Date Fiscal 2019 Operating Results

Consolidated revenues of $3.1 million for the third quarter of fiscal 2019 were $0.4 million higher than the same period of the prior year. Year to date, consolidated revenues decreased by $3.0 million to $9.3 million primarily driven by the reduction in the number of Company-owned restaurants partially offset by changes in revenue recognition as a result of adoption new accounting standards. Additional detail on the adoption and fiscal 2019 impact of the new accounting standards can be found in the Company’s Form 10-Q for the quarterly period ended March 24, 2019 filed with the SEC.

For the three-month period ended March 24, 2019, the Company reported a net loss of $0.3 million primarily related to loss on the disposal of assets, impairment of long-lived assets and other lease charges and closed/non-operating store costs totaling $0.4 million. In the same period of the prior year, the Company reported a net loss of $0.5 million. Year to date, the Company reported net income of $0.1 million, compared to a net loss of $1.4 million in the same period of the prior year.

“We continue to believe that positive trends in RAVE total comparable store domestic retail sales and Adjusted EBITDA point to a strong future for RAVE,” said Crane. “In the last two years, we’ve shored up the balance sheet, improved our cash position and begun generating positive cash flow from operations. Investments in development resources, updated technologies, and improving the restaurant experience for our guests give us confidence that this will continue into the future.”

Pizza Inn total domestic and comparable store retail sales increased by 4.3% and 3.3%, respectively, during the third quarter of fiscal 2019 compared to the same period of the prior year. Year to date, Pizza Inn total domestic and comparable store retail sales increased by 2.2% and 2.8%, respectively, compared to the same period of the prior year.

“After nine consecutive quarters of growth in comparable store retail sales, we feel confident that Pizza Inn is on the right track,” said Crane. “Initiatives like all-day buffet, online ordering, revamping our rewards program and remodeling existing locations continue to drive our sales growth. We’re proud of the efforts of our team to create a Pizza Inn experience that is appealing to the next generation of guests.”

Pie Five total domestic and comparable store retail sales decreased by 18.1% and 4.4%, respectively, for the third quarter of fiscal 2019 compared to the same period of the prior year. Year to date, Pie Five total domestic and comparable store retail sales decreased by 11.8% and 3.2%, respectively, compared to the same period of the prior year.

“Pie Five comparable store sales in the quarter were heavily impacted by temporary closures and extreme winter weather in our northern markets,” said Crane. “Despite weather, we’ve seen success in new menu tests including calzones which will roll out to all stores in the coming months. Our support teams are focused on capitalizing on opportunities and customized solutions that deliver top-line sales growth and lower operating costs for our franchisees.”

Development Review

During the third quarter of fiscal 2019, Pizza Inn domestic unit count including PIE increased by one. Franchisees remodeled three buffet locations in Spartanburg, SC, Salem, MO, and Duncan, SC.

“This is an exciting time for our remodel efforts which are revitalizing the national image of Pizza Inn,” said Bob Bafundo, President of RAVE Restaurant Group, Inc. “We remodeled three more restaurants this quarter bringing our completed total to seven. These seven stores are seeing an average year-over-year sales increase of 15% since their remodels were completed. Our goal is to remodel an additional four locations by the end of this fiscal year and another four in the first half of next year.”

The Company continued its rollout of Pizza Inn Express, or PIE, that debuted in 2018 with one new opening in the third quarter of fiscal 2019 bringing the unit count to eight at the end of the quarter.

“We are pleased with the enthusiasm for our new concept, PIE,” said Bafundo. “Since it launched, there has been considerable domestic and international interest for PIE from non-traditional food retailers, travel centers, airports, convenience stores, and special event centers. We now have a pipeline of partners that see great value and opportunity for the brand.”

Pizza Inn Express also recently announced its collaboration with Fortier, Inc., the nation’s leading supplier of store equipment to the convenience store and food services industries. This new relationship gives Pizza Inn high level access to the convenience and travel industry. Fortier’s strategic sales staff will allow PIE to have a notable presence in markets that it currently would not be able to access with its in-house sales team.

“We are thrilled to be associated with a best-in-class company whose mission and values align perfectly with Pizza Inn,” said Bafundo. “As we grow, we continue to find new ways to stay top of mind. This alliance with Fortier fits our strategy to utilize dynamic relationships across segments.”

In the third quarter of fiscal 2019, Pie Five opened one new domestic unit. Five Pie Five domestic units closed during the quarter, bringing the domestic unit count to 61 restaurants at the end of the quarter.

“Pie Five has positive development news with one new location opening this quarter and a new development deal to bring the first Pie Five to Oregon later this year,” said Bafundo. “Pie Five’s ‘Goldilocks’ model continues to gain positive traction. We’ve added new talent and resources to our development team to capitalize on this renewed interest. We also have a commitment from an existing Pizza Inn franchisee to open a Pie Five location. We are excited to see more crossover opportunities from both brands.”

Conference Call

A conference call and audio webcast have been scheduled to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, May 8, 2019

Time:	5 p.m. Central Standard Time

Dial-In #:	1-844-492-3725 U.S. & Canada

1-412-317-5108 International

The conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss sale of assets, costs related to impairment, discontinued operations and closed and non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses approximately 265 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

Renmark Financial Communications Inc.
Bettina Filippone: bfilippone@renmarkfinancial.com
Tel: (416) 644-2020
www.renmarkfinancial.com

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 24, 2019	March 25, 2018	March 24, 2019	March 25, 2018

REVENUES:	$3,070	$2,665	$9,256	$12,294

COSTS AND EXPENSES:
Cost of sales	382	299	715	3,441
General and administrative expenses	1,569	1,698	4,623	5,809
Franchise expenses	888	613	2,841	1,957
Pre-opening expenses	-	-	-	114
(Gain)/loss on sale of assets	104	31	(250)	(134)
Impairment of long-lived assets and other lease charges	219	70	389	751
Bad debt	16	264	211	477
Interest expense	26	26	77	157
Depreciation and amortization expense	120	133	385	733
Total costs and expenses	3,324	3,134	8,991	13,305

INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(254)	(469)	265	(1,011)
Income tax expense/(benefit)	9	6	188	(8)
INCOME/(LOSS) FROM CONTINUING OPERATIONS	(263)	(475)	77	(1,003)
Loss from discontinued operations, net of taxes	-	(17)	-	(422)
NET INCOME / (LOSS)	$(263)	$(492)	$77	$(1,425)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - BASIC:
Income / (loss) from continuing operations	$(0.02)	$(0.03)	$0.01	$(0.08)
Loss from discontinued operations	-	-	-	(0.03)
Net income / (loss)	$(0.02)	$(0.03)	$0.01	$(0.11)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - DILUTED:
Income / (loss) from continuing operations	$(0.02)	$(0.03)	$0.01	$(0.08)
Loss from discontinued operations	-	-	-	(0.03)
Net income / (loss)	$(0.02)	$(0.03)	$0.01	$(0.11)

Weighted average common shares outstanding - basic	15,071	14,940	15,069	13,456

Weighted average common and potential dilutive common shares outstanding	15,071	14,940	15,902	13,456

See Notes to Unaudited Condensed Consolidated Financial Statements within Form 10-Q.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 24, 2019 (Unaudited)	June 24, 2018
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,932	$1,386
Accounts receivable, less allowance for bad debts of $148 and $158, respectively	1,514	1,518
Other receivable	-	300
Notes receivable, less allowance of bad debt of $186 and $0, respectively	610	712
Inventories	16	6
Income tax receivable	-	5
Property held for sale	271	539
Deferred contract charges	35	-
Prepaid expenses and other	485	273
Total current assets	4,863	4,739

LONG-TERM ASSETS
Property, plant and equipment, net	1,219	1,510
Intangible assets definite-lived, net	207	212
Long-term notes receivable	1,025	803
Deferred tax asset, net	3,328	3,479
Long-term deferred contract charges	208	-
Deposits and other	232	243
Total assets	$11,082	$10,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$402	$421
Accounts payable - lease termination impairments	566	353
Accrued expenses	995	1,109
Deferred rent	37	32
Deferred revenues	238	65
Total current liabilities	2,238	1,980

LONG-TERM LIABILITIES
Convertible notes	1,581	1,562
Deferred rent, net of current portion	406	433
Deferred revenues, net of current portion	1,604	670
Other long-term liabilities	57	42
Total liabilities	5,886	4,687

COMMITMENTS AND CONTINGENCIES (SEE NOTE 3 WITHIN FORM 10-Q)

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value; authorized 26,000,000 shares; issued 22,190,515 and 22,166,674 shares, respectively; outstanding 15,071,311 and 15,047,470 shares, respectively	222	222
Additional paid-in capital	33,648	33,206
Accumulated deficit	(4,038)	(2,493)
Treasury stock at cost
Shares in treasury: 7,119,204	(24,636)	(24,636)
Total shareholders’ equity	5,196	6,299

Total liabilities and shareholders’ equity	$11,082	$10,986

See Notes to Unaudited Condensed Consolidated Financial Statements within Form 10-Q.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	March 24, 2019	March 25, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$77	$(1,425)
Adjustments to reconcile net income/(loss) to cash provided by (used in) operating activities:
Impairment of fixed assets and other assets	389	751
Stock compensation expense	410	29
Depreciation and amortization	353	704
Amortization of intangible assets definite-lived	32	29
Amortization of debt issue costs	19	29
Gain/loss on the sale of assets	(250)	(134)
Provision for bad debt (accounts receivable)	25	477
Provision for bad debt (notes receivable)	186	-
Changes in operating assets and liabilities:
Accounts receivable	202	1,127
Inventories	(10)	66
Prepaid expenses, deposits and other, net	(201)	(188)
Deferred revenue	(759)	(734)
Accounts payable - trade	(19)	(2,856)
Accounts payable - lease termination impairments	(64)	(1,384)
Deferred tax assets	151	-
Accrued expenses, deferred rent and other	(121)	(920)
Cash provided by (used in) operating activities	420	(4,429)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	169	1,706
Purchase of intangible assets definite-lived	-	(9)
Capital expenditures	(76)	(884)
Cash provided by investing activities	93	813

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	36	5,144
Expenses from sale of stock	(4)	-
Net change in other debt	-	(1,000)
Cash provided by financing activities	32	4,144

Net increase in cash and cash equivalents	545	528
Cash and cash equivalents, beginning of period	1,386	451
Cash and cash equivalents, end of period	$1,931	$979

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$71	$170
Income taxes	$145	$48

Non-cash activities:
Capital expenditures included in accounts payable	$-	$81

See Notes to Unaudited Condensed Consolidated Financial Statements within Form 10-Q.

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	March 24, 2019	March 25, 2018	March 24, 2019	March 25, 2018
Net income (loss)	$(263)	$(492)	$77	$(1,425)
Interest expense	26	26	77	157
Income taxes	9	6	188	(8)
Depreciation and amortization	120	133	385	733
EBITDA	$(108)	$(327)	$727	$(543)
Stock compensation expense	129	10	410	29
Pre-opening costs	-	-	-	114
(Gain) / loss on sale/disposal of assets	104	31	(250)	(134)
Impairment of long-lived assets and other lease charges	219	70	389	751
Discontinued operations, excluding taxes	-	13	-	421
Closed and non-operating store costs	70	(13)	151	(349)
Adjusted EBITDA	$414	$(216)	$1,427	$289